EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Jim Chiti
(312) 240-4730

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
April 29, 2005

Peoples Energy Reports Second Quarter Results
Outlook for Fiscal 2005 reflects lower utility results

CHICAGO -- Peoples Energy (NYSE: PGL) today reported net income for its second quarter ended March 31, 2005 of $51.2 million, or $1.34 per diluted share. Fiscal year-to-date net income was $73.6 million, or $1.94 per diluted share. Second quarter results included a pension-related charge of $2.0 million, or $0.03 per share after taxes, resulting from the company's FY 2004 organizational restructuring. Year-to-date results included a similar restructuring charge of $13.2 million, or $0.21 per share after taxes. The tables and discussion below summarize second quarter and fiscal year-to-date highlights as reported in accordance with generally accepted accounting principles (GAAP) and on a non-GAAP basis before the effects of the restructuring charge:

	Three Months Ended March 31 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
	2005	2004	2005	2004	2005	2004
Operating Income (Loss)	$92.7	$94.9	$ (2.0)	-	$90.7	$94.9
Net Income (Loss)	$52.4	$54.9	$ (1.2)	-	$51.2	$54.9
Net Income (Loss) per diluted share	$1.37	$1.46	$ (0.03)	-	$1.34	$1.46

	Six Months Ended March 31 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
	2005	2004	2005	2004	2005	2004
Operating Income (Loss)	$150.3	$155.1	$(13.2)	-	$137.2	$155.1
Net Income (Loss)	$81.6	$86.3	$ (7.9)	-	$73.6	$86.3
Net Income (Loss) per diluted share	$2.15	$2.32	$ (0.21)	-	$1.94	$2.32

* Numbers may not sum due to rounding

Management believes that ongoing net income (non-GAAP) and ongoing operating income (non-GAAP) are useful for year over year comparisons since restructuring charges of this magnitude are infrequent and affect the comparability of operating results. Ongoing net income and ongoing operating income are used internally to measure performance against budget and in reports for management and the board of directors.

For both the quarter and year-to-date periods, higher operating income in the company's Retail Energy, Power Generation and Midstream Services businesses was more than offset by lower results from the Gas Distribution and Oil and Gas Production segments. Weather was 5% warmer than normal in the quarter and 7% warmer than normal year-to-date, which adversely impacted Gas Distribution segment operating income by approximately $5 million and $11 million, respectively. By comparison, warm weather in fiscal 2004 adversely affected second quarter and year-to-date Gas Distribution operating income by $2 million and $7 million, respectively. Peoples Gas and North Shore Gas will be filing for a weather normalization adjustment mechanism with the Illinois Commerce Commission that, if approved, will reduce the impact of weather volatility both on customer bills as well as company earnings.

"In spite of another very warm winter, ongoing operating income declined only 2% for the quarter and 3% fiscal year to date from a year ago," said Thomas Patrick, chairman, president and CEO. "Warm weather effects have been exacerbated by the impact on demand of very high gas prices. On the positive side, our restructuring savings are running ahead of earlier expectations, balances of overdue receivables are down, and our utility customer count increased modestly in the first half of fiscal 2005. In addition, our Midwest-based energy businesses are experiencing excellent growth in operating income in fiscal 2005, and our overall financial position remains strong," Patrick added. "While we have encountered some production shortfalls in our Oil and Gas segment after four years of outstanding growth, production should rise during the second half of the year."

The tables and discussion below summarize second quarter and fiscal year-to-date operating results for Peoples Energy's business segments:

	Three Months Ended March 31 (millions)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$74.3	$79.2			$74.3	$79.2
Oil and Gas Production	5.2	14.5			5.2	14.5
Power Generation	2.2	(1.4)			2.2	(1.4)
Midstream Services	4.6	3.3			4.6	3.3
Retail Energy Services	9.2	4.8			9.2	4.8
Corporate and Other	(2.8)	(5.5)	(2.0)	-	(4.8)	(5.5)
Total Operating Income (Loss)	$92.7	$94.9	$(2.0)	-	$90.7	$94.9

* Numbers may not sum due to rounding

	Six Months Ended March 31 (millions)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$122.1	$130.7			$122.1	$130.7
Oil and Gas Production	13.8	23.9			13.8	23.9
Power Generation	1.3	(2.6)			1.3	(2.6)
Midstream Services	7.0	6.8			7.0	6.8
Retail Energy Services	12.5	8.0			12.5	8.0
Corporate and Other	(6.3)	(11.7)	(13.2)	-	(19.5)	(11.7)
Total Operating Income (Loss)	$150.3	$155.1	$(13.2)	-	$137.2	$155.1

* Numbers may not sum due to rounding

Gas Distribution. Operating income totaled $74.3 million for the second quarter, down 6% from the year-ago period. Operating results were hurt by lower deliveries, which declined 4% from the year-ago period (-$5.6 million). Weather during the quarter was 5.3% or 174 degree days warmer than normal and 3.6% or 115 degree days warmer than the same period last year. Other factors impacting the comparison with last year include lower labor expense (+$3.6 million) resulting from last year's organizational restructuring, offset by increases in other operating costs.

On a fiscal year-to-date basis, operating income totaled $122.1 million, down about 6.5% versus $130.7 million in the same period last year. Operating results were negatively impacted by lower deliveries, which declined 5% from the year-ago period (-$10.4 million). Weather was 6.7% or 370 degree days warmer than normal and 2.8% or 147 degree days warmer than the prior fiscal year-to-date period. Labor costs declined $6.4 million on a year-to-date basis, reflecting the company's successful organizational restructuring last fall. Overall, total operating expenses declined about $1.5 million as labor savings were partially offset by increases in other operating costs.

The company's two utilities received approval earlier this week from the Illinois Commerce Commission to lower their depreciation rates to reflect longer estimated useful lives of utility plant. Peoples Gas and North Shore Gas are required to file updated depreciation rates with the Commission periodically, and these filings were made in February. The change in rates is estimated to lower fiscal 2005 utility depreciation expense $5 to $7 million. About three-fourths of that impact will be reflected in the fiscal third quarter, reflecting the cumulative impact from the October 1, 2004 effective date set forth in the Commission order.

Oil and Gas Production. Operating income totaled $5.2 million and $13.8 million on a quarter and fiscal year-to-date basis, respectively, compared to $14.5 million and $23.9 million in the same periods a year ago. These declines were primarily due to lower average daily production volumes, which fell 19% for the quarter and 13% year-to-date compared to the year-ago periods due to ongoing timing delays associated with the company's drilling program, pipeline curtailments, equipment downtime, and well performance issues. Higher operating costs and lower results from the company's equity investment in EnerVest also contributed to the decline in operating results for both the quarter and year-to-date periods.

Net realized commodity prices were essentially flat in the second quarter compared to a year ago due to a high percentage of production that was hedged, while net realized prices were up 3.6% on a year-to-date basis. Approximately 85-90% of the company's estimated production for the remainder of the year was hedged as of April 1, 2005. On a year-to-date basis, the company drilled or participated in the drilling of 22 new wells, with an overall success rate of 91%.

The following table summarizes second quarter and fiscal year-to-date operating statistics for the Oil and Gas Production segment:

	Three Months Ended March 31,			Six Months Ended March 31,
	2005	2004	% Change	2005	2004	% Change
Average daily production:
Gas (MMCFD)	59.1	73.2	(19.3)	60.8	69.7	(12.8)
Oil (MBD)	1.3	1.6	(18.8)	1.3	1.5	(13.3)
Gas equivalent (MMCFED)	66.7	82.7	(19.3)	68.7	78.9	(12.9)
Net realized price:
Gas ($/MCF)	$4.62	$4.64	(0.4)	$4.52	$4.40	2.7
Oil ($/BBL)	$26.94	$26.66	1.1	$28.56	$25.82	10.6
Gas equivalent ($/MCFE)	$4.60	$4.62	(0.4)	$4.55	$4.39	3.6
Percentage hedged
Gas	95%	92%		95%	86%
Oil	96%	78%		89%	72%

Power Generation. Operating income totaled $2.2 million and $1.3 million on a quarter and year-to-date basis, respectively, improvements of $3.6 million and $3.9 million from the year-ago periods. The increases primarily reflect the impact of lower depreciation expense on equity investment income for the Elwood Generation facility. In connection with its fiscal 2004 year-end audit, the Elwood partnership determined that depreciation expense related to current and certain prior periods should be adjusted, primarily to recognize greater salvage value of its generating equipment. This adjustment positively impacted year-to-date results by $2.6 million, of which $2.2 million related to prior periods. Most of the capacity revenues in the Power Generation segment are recognized in the June and September periods, resulting in lower operating income for that segment during the first two fiscal quarters.

Midstream Services. Operating income totaled $4.6 million and $7.0 million on a quarter and fiscal year-to-date basis, respectively, compared to $3.3 million and $6.8 million in the same periods a year ago. The increase for the quarter was due primarily to higher results from the hub, which benefited from greater winter/summer commodity price differentials, and wholesale marketing activities due to increased volumes.

Retail Energy Services. Operating income rose sharply to $9.2 million for the quarter and $12.5 million on a fiscal year-to-date basis, compared with $4.8 million and $8.0 million in the year-ago periods. The increases in both periods primarily reflect higher gas margin. Gas volumes increased 8% for the quarter and 7% year-to-date compared to the year-ago periods, while operating costs were essentially flat.

Corporate and Other. Corporate and Other segment expenses declined $0.7 million in the second quarter, while increasing $7.8 million year-to-date compared to the year-ago periods. Comparisons with the year-ago periods are adversely impacted by the inclusion in fiscal 2005 results of the restructuring charges of $2.0 million for the quarter and $13.2 million year-to-date. Absent these charges, results for these segments improved significantly; $2.7 million for the quarter and $5.4 million for the fiscal year to date, due primarily to lower labor-related expenses stemming from last year's organizational restructuring.

Financial

Interest expense was up slightly for the quarter and year-to-date periods compared to last year due to higher interest rates, partially offset by lower average seasonal borrowing balances. Higher average common shares outstanding reduced diluted earnings per share by approximately $0.02 for the quarter and $0.04 year-to-date compared to last year.

At March 31, 2005, total debt was 50.5% of total debt plus equity, essentially unchanged from the end of last year's second quarter. It is currently estimated that fiscal 2005 capital spending will total approximately $165-$175 million, with about $75-$80 million of expenditures estimated for the Oil and Gas Production segment and most of the remaining balance targeted for Gas Distribution.

Outlook

"Despite the success of our organizational restructuring in lowering labor-related costs, as well as another year of outstanding growth collectively from our Midwest-based energy businesses, we will not be able to overcome the approximately $0.20 per share negative effects of the warm winter, as well as shortfalls in our oil and gas production volumes," said Patrick. "As a result, we have lowered our fiscal 2005 earnings estimate to a range of $2.30 to $2.45 on a GAAP basis, which includes a restructuring charge of approximately $0.22 per share. Absent this charge, we currently estimate that ongoing earnings will be in the range of $2.55 to $2.70 per share."

The company's revised outlook reflects 8% warmer than normal weather for the fiscal year, oil and gas production volumes approximating the prior fiscal year level, and continued growth in operating income from the company's Midwest-based energy businesses. It also reflects lower depreciation expense in the gas distribution segment as described earlier.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the second quarter of fiscal 2005 on Friday, April 29, 2005, at 8:30 a.m. Central (9:30 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 5418789. The telephone replay will be available approximately two hours after completion of the call through May 4, 2005. The webcast replay will be available through April 2006.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services, and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

			Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2005		2004

Revenues	$1,026,906		$927,021
Equity Investment Income	$3,288		$1,489
Operating Income	$90,745		$94,941
Net Income	$51,172		$54,904
Earnings Per Share - Basic	$1.35		$1.47
Earnings Per Share - Diluted	$1.34		$1.46
Average Shares Outstanding - Basic	37,928		37,290
Average Shares Outstanding - Diluted	38,093		37,497

	Six Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2005		2004

Revenues	$1,764,317		$1,531,905
Equity Investment Income	$4,175		$1,244
Operating Income	$137,158		$155,093
Net Income	$73,648		$86,255
Earnings Per Share - Basic	$1.94		$2.33
Earnings Per Share - Diluted	$1.94		$2.32
Average Shares Outstanding - Basic	37,873		37,061
Average Shares Outstanding - Diluted	38,042		37,251

Reconciliation of Fiscal 2005 GAAP and Non-GAAP Earnings
(In Thousands, Except Per-Share Amounts)	Three Months Ended March 31,
	Ongoing
	(Non-	Restructuring
	GAAP)	Charge	GAAP
Operating Income (Loss)	$92,701	($1,956)	$90,745
Net Income (Loss)	$52,351	($1,179)	$51,172
Earnings (Loss) Per Share - Diluted	$1.37	($0.03)	$1.34

(In Thousands, Except Per-Share Amounts)	Six Months Ended March 31,
	Ongoing
	(Non-	Restructuring
	GAAP)	Charge	GAAP
Operating Income (Loss)	$150,321	($13,163)	$137,158
Net Income (Loss)	$81,580	($7,932)	$73,648
Earnings (Loss) Per Share - Diluted	$2.15	($0.21)	$1.94

Common Stock Data
	March 31,
	2005		2004
Annualized dividend rate	$2.18		$2.16
Dividend yield	5.2%		4.8%
Book value per share	$23.12		$24.17
Market price	$41.92		$44.65
Market price as a percent of book value	181%		185%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 738,816	$ 670,988	$ 1,256,596	$ 1,109,399
Less: Gas costs	488,176	426,132	817,780	681,119
Gross margin (1)	250,640	244,856	438,816	428,280
Less: Revenue taxes	65,706	61,957	111,670	103,291
Environmental costs recovered	14,145	7,303	23,128	12,090
Net margin (1)	$ 170,789	$ 175,596	$ 304,018	$ 312,899

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	53,764	56,778	88,801	93,993
- Commercial	9,131	9,553	14,924	15,866
- Industrial	1,759	1,744	2,905	2,799
Transportation	34,627	35,734	59,495	62,042
Total Gas Distribution Deliveries	99,281	103,809	166,125	174,700

Weather
Heating degree days - actual	3,080	3,195	5,163	5,310
Heating degree days - percent colder (warmer) than normal	(5.3%)	(2.5%)	(6.7%)	(4.4%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	904,105	901,053	891,475	892,056
- Commercial	47,150	46,147	46,262	45,112
- Industrial	2,919	2,934	2,880	2,891
Transportation	25,080	25,029	24,505	24,706
Total Gas Distribution Customers	979,254	975,163	965,122	964,765

Retail Energy Services (at March 31)
Gas sales sendout (MDth)	20,654	19,148	35,442	33,113
Number of gas customers	24,473	24,206	24,473	24,206
Electric sales sendout (Mwh)	331	240	664	492
Number of electric customers	2,003	1,647	2,003	1,647
Total Retail Energy Services Customers	26,476	25,853	26,476	25,853

Midstream Services (at March 31)
Wholesale volumes sold (MDth)	17,751	17,382	32,243	29,457
Hub volumes delivered (MDth)	8,772	7,820	15,517	12,401

Employees (at March 31)
Gas Distribution	1,680	1,847	1,680	1,847
Diversified Businesses	130	124	130	124
Corporate Support	328	401	328	401
Total Employees	2,138	2,372	2,138	2,372

Megawatt Capacity (at March 31)	800	800	800	800

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Oil and Gas Production
Average daily production:
Gas (MMCFD)	59.1	73.2	60.8	69.7
Oil (MBD)	1.3	1.6	1.3	1.5
Gas equivalent (MMCFED)	66.7	82.7	68.7	78.9

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 6.27	$ 5.69	$ 6.67	$ 5.14
Oil ($/BBL)	$ 46.85	$ 34.23	$ 49.06	$ 33.16

Average hedge price:
Gas ($/MMBTU)	$ 4.96	$ 4.99	$ 4.90	$ 4.55
Oil ($/BBL)	$ 28.28	$ 27.09	$ 27.14	$ 26.16

Percentage hedged:
Gas	95%	92%	95%	86%
Oil	96%	78%	89%	72%

Net realized price:
Gas ($/MCF)	$ 4.62	$ 4.64	$ 4.52	$ 4.40
Oil ($/BBL)	$ 26.94	$ 26.66	$ 28.56	$ 25.82
Gas Equivalent ($/MCFE)	$ 4.60	$ 4.62	$ 4.55	$ 4.39

Oil & Gas Production
Remaining FY 2005 Hedge Position (April - September)
	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)
Gas (1)
Swaps (42%)	4,845,250		$4.44
Collars (58%)	6,816,750		$4.57 - $5.45
	11,662,000 (2)		$4.51 - $5.03
Oil (1)
Swaps	229 (2)		$28.77

(1) As of April 1, 2005.
(2) Approximately 85-90% based on estimated 2005 production.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In Thousands, Except Per-Share Amounts)	2005	2004	2005	2004

Revenues	$1,026,906	$927,021	$1,764,317	$1,531,905

Operating Expenses:
Cost of energy sold	727,715	632,491	1,236,607	1,013,050
Operation and maintenance, excluding restructuring and environmental costs	90,699	91,755	170,041	174,277
Restructuring costs	1,956	-	13,163	-
Environmental costs	14,145	7,302	23,128	12,090
Depreciation, depletion and amortization	28,965	30,970	59,309	59,892
Taxes, other than income taxes	75,826	71,051	128,871	118,747
Losses on property sales	143	-	215	-
Total Operating Expenses	939,449	833,569	1,631,334	1,378,056

Equity investment income	3,288	1,489	4,175	1,244

Operating Income	90,745	94,941	137,158	155,093

Other income and expense - net	965	776	1,878	1,380

Interest expense	12,844	12,381	25,354	24,662

Income Before Income Taxes	78,866	83,336	113,682	131,811

Income tax expense	27,694	28,432	40,034	45,556

Net Income	$ 51,172	$ 54,904	$ 73,648	$ 86,255

Average Shares of Common Stock Outstanding
Basic	37,928	37,290	37,873	37,061
Diluted	38,093	37,497	38,042	37,251

Earnings Per Share of Common Stock
Basic	$ 1.35	$ 1.47	$ 1.94	$ 2.33
Diluted	$ 1.34	$ 1.46	$ 1.94	$ 2.32

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	March 31,	March 31,
(In Thousands)	2005	2004

Assets
Capital Investments:
Property, plant and equipment	$ 3,183,202	$ 3,071,928
Less - Accumulated depreciation, depletion
and amortization	1,274,012	1,176,136
Net property, plant and equipment	1,909,190	1,895,792
Investments in equity investees	119,376	130,660
Other investments	24,136	22,518

Total Capital Investments - Net	2,052,702	2,048,970

Customer Accounts Receivable - net of reserves	515,540	455,396
Other Current Assets	300,643	211,345
Other Assets	453,275	446,774

Total Assets	$ 3,322,160	$ 3,162,485

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 396,960	$ 378,297
Treasury stock	(6,677)	(6,677)
Retained earnings	586,882	596,459
Accumulated other comprehensive income (loss)	(99,363)	(61,505)

Total Common Stockholders' Equity	877,802	906,574
Long-Term Debt	895,647	846,330

Total Capitalization	1,773,449	1,752,904

Current Liabilities
Short-term debt	-	50,000
Other	731,704	621,516
Total Current Liabilities	731,704	671,516

Deferred Credits and Other Liabilities	817,007	738,065

Total Capitalization and Liabilities	$ 3,322,160	$ 3,162,485

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
					Retail
	Gas	Oil and Gas	Power	Midstream	Energy		Corporate and
(In Thousands)	Distribution	Production	Generation	Services	Services	Other	Adjustments	Total
Three Months Ended March 31, 2005
Revenues	$ 738,816	$ 27,631	$ -	$ 145,651	$ 153,035	$ -	$ (38,227)	$1,026,906
Depreciation, depletion and amortization	17,117	11,040	-	112	408	35	253	28,965
Equity investment income	-	130	2,891	-	-	267	-	3,288
Operating income (loss)	74,340	5,177	2,233	4,572	9,199	(246)	(4,530)	90,745
Three Months Ended March 31, 2004
Revenues	$ 670,988	$ 34,771	$ -	$ 109,153	$ 124,588	$ 173	$ (12,652)	$ 927,021
Depreciation, depletion and amortization	17,455	12,809	32	112	444	4	114	30,970
Equity investment income (loss)	-	1,372	(294)	-	-	411	-	1,489
Operating income (loss)	79,210	14,483	(1,359)	3,264	4,820	445	(5,922)	94,941
Six Months Ended March 31, 2005
Revenues	$1,256,596	$ 56,831	$ -	$ 254,333	$ 266,002	$ -	$ (69,445)	$1,764,317
Depreciation, depletion and amortization	34,109	23,626	-	225	813	69	467	59,309
Equity investment income	-	1,215	2,431	-	-	529	-	4,175
Operating income (loss)	122,078	13,769	1,268	7,041	12,462	(459)	(19,001)	137,158
Six Months Ended March 31, 2004
Revenues	$1,109,399	$ 63,392	$ -	$ 174,354	$ 207,714	$ 254	$ (23,208)	$1,531,905
Depreciation, depletion and amortization	33,963	24,544	63	224	873	8	217	59,892
Equity investment income (loss)	-	1,394	(507)	-	-	357	-	1,244
Operating income (loss)	130,748	23,897	(2,649)	6,808	7,969	227	(11,907)	155,093